UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2021

Fulcrum Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38978	47-4839948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Landsdowne Street Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 651-8851

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	FULC	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2021, Fulcrum Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with SVB Leerink LLC, Piper Sandler & Co. and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters (the “Underwriters”), relating to an underwritten public offering of 6,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). All of the Shares are being sold by the Company. The price to the public is $19.00 per share, and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $17.86 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 990,000 shares of Common Stock (the “Additional Shares”) at the same price per share as the Shares.

The Company estimates that the net proceeds from the offering will be approximately $117.7 million, or approximately $135.4 million if the Underwriters exercise in full their option to purchase the Additional Shares, in each case after deducting underwriting discounts and commissions and estimated offering expenses.

The Shares will be issued pursuant to a shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2020 and declared effective by the SEC on August 17, 2020 (File No. 333-244136) and a related registration statement that was filed with the SEC pursuant to Rule 462(b) on August 11, 2021 (File No. 333-258740), which was automatically effective upon filing. A prospectus supplement relating to the offering has been filed with the SEC. The closing of the offering is expected to take place on or about August 16, 2021, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Wilmer Cutler Pickering Hale and Dorr LLP relating to the Shares and the Additional Shares is attached as Exhibit 5.1 hereto.

Item 8.01 Other Events.

On August 11, 2021, the Company issued a press release announcing the pricing of the offering. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 11, 2021, by and among the Company and SVB Leerink LLC, Piper Sandler & Co. and Stifel, Nicolaus & Company, Incorporated

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)

99.1	Press Release, dated August 11, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULCRUM THERAPEUTICS, INC.

Date: August 12, 2021	By:	/s/ Bryan E. Stuart
Name: Bryan E. Stuart Title: President and Chief Executive Officer